 Exhibit 99.1

FOR IMMEDIATE RELEASE

April 11, 2019	NYSE American – REI

RING ENERGY, INC. ANNOUNCES CLOSING

OF NORTHWEST SHELF ASSETS FROM

WISHBONE ENERGY PARTNERS

Company Doubles Estimated Production, Future EBITDA, Proved Reserves and PV-10

Acquisition Creates Largest Horizontal San Andres Company on the Central Basin Platform / Northwest Shelf

Midland, TX. April 11, 2019 – Ring Energy, Inc. (NYSE American: REI) (“Company”) (“Ring”) announced today that it has closed its transaction with Wishbone Energy Partners, LLC, Wishbone Texas Operating Company LLC and WB WaterWorks, LLC (“Wishbone”) to acquire their Northwest Shelf assets located primarily in southwest Yoakum County, Texas and eastern Lea County, New Mexico. The total adjusted purchase price for the acquisition was approximately $291 million, comprised of approximately $264 million of cash and 4,581,001 shares of the Company’s common stock. The cash portion of the transaction was paid from the Company’s senior credit facility which had been increased to $1 billion with a borrowing base of $425 million. SunTrust Robinson Humphrey acted as sole lead arranger and sole book manager for the financing. The transaction had an effective date of November 1, 2018.

The assets consist of approximately 49,754 gross (38,230 net) acres of mostly contiguous leasehold. Ring will be the operator and have an average working interest of 77% and average net revenue interest of 58%. The acreage is adjacent to the prolific Wasson and Brahaney fields. There is a base of 127 gross wells currently producing an average daily net production of approximately 5,400 Boe. In addition, current infrastructure includes 1,385 acres of owned surface rights, 21 saltwater disposal wells, 15 water source wells, five frac ponds and three caliche pits for road material and new locations.

On a proforma basis, Ring management estimates that this acquisition immediately doubles estimated production, doubles proved reserves(1), doubles future EBITDA, adds over 360 prospective horizontal San Andres locations and increases the Company’s proved NAV/share from $7.46(2) to $11.33(3). The Company has prepared a slide presentation on its website, www.ringenergy.com, which provides a detailed overview of the transaction and its potential value to the Company.

(1)	Proved Reserves include PDP, PDNP and PUD.
(2)	Proved NAV/share calculated as YE2018 Proved PV-10 based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas) less total debt divided by current shares outstanding.
(3)	Pro forma Proved NAV/share calculated as pro forma YE2018 Proved PV-10 based on SEC pricing ($62.04/Bbl of oil and $3.10/Mcf of gas) les pro forma total debt divided by pro forma shares outstanding.

Management intends to release its 2019 capital expenditure budget (“CAPEX”) prior to the end of April. It will include a second contract rig which is scheduled to begin drilling on the newly acquired assets within the next seven days.

Advisors

SunTrust Robinson Humphrey acted as exclusive financial advisor to Ring. Baker Hostetler acted as legal counsel to Ring.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc. (702) 489-4447